UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

October 14, 2004

Date of report (Date of earliest event reported)

ACCERIS COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

9775 Businesspark Avenue, San Diego, CA 92131
(Address of Principal Executive Offices and Zip Code)

(858) 547-5700
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

     On October 14, 2004, Acceris Communications Inc. (“the Company”) entered into a Securities Purchase Agreement (the “Agreement”) for the sale by the Company to Laurus Master Funds, Ltd. thereof (the “Purchaser”) of a Convertible Term Note (the “Note”) in the principal amount of Five Million Dollars ($5,000,000) due October 14, 2007. The Note provides that the principal amount outstanding bears interest at the prime rate as published in the Wall Street Journal plus 3% (but not less than 7% per annum) decreasing by 2% (but not less than 0%) for every 25% increase in the Market Price (as defined therein) above the fixed conversion price following the effective date of the registration statement covering the Common Stock issuable upon conversion of the Note. Should the Company default under the agreement and fail to remedy the default on a timely basis, interest under the Note will change to 1.5% per month and the Note may become immediately due inclusive of a 20% premium to the then outstanding principal. Interest is payable monthly in arrears, commencing November 1, 2004. Principal is payable at the rate of approximately $147,000 per month commencing January 1, 2005, in cash or registered common stock. Payment amounts will be converted into stock if (i) the average closing price for five trading days immediately preceding the repayment date is at least 100% of the Fixed Conversion Price, (ii) the amount of the conversion does not exceed 25% of the aggregate dollar trading volume for the 22-day trading period immediately preceding the repayment date, (iii) a registration statement is effective covering the issued shares and (iv) no Event of Default exists and is continuing. In the event the monthly payment must be paid in cash, then the Company shall pay 102% of the amount due in cash. The Company has the right to prepay the Note, in whole or in part, at any time by giving seven business days written notice and paying 120% of the outstanding principal amount of the Note. The Purchaser may convert the Note, in whole or in part, into shares of Common Stock at any time upon one business day’s prior written notice. The Note is convertible into shares of the Company’s common stock at an initial fixed conversion price of $0.88 per share of common stock (105% of the average closing price for the 30 trading days prior to the issuance of the Note) not to exceed, however, 4.99% of the outstanding shares of common stock.

     Pursuant to a Master Security Agreement, the Company granted a blanket lien on all its property and that of certain of its subsidiaries to secure repayment of the obligation and, pursuant to a Stock Pledge Agreement, Counsel Communications, LLC and Counsel Corporation (US) pledged the shares of the Company held by it as further security. In addition, Acceris Communications Technologies, Inc., Acceris Communications Corp., Counsel Corporation and Counsel Communications LLC and Counsel Corporation (US) jointly and severally guaranteed the obligations to the Lender. The Company paid a closing fee of 3.9% of the aggregate principal amount of the Note or $195,000 and reimbursed the Purchaser for its expenses in connection with the transaction in the aggregate amount of $31,500. So long as 25% of principal amount of the Note is outstanding, the Company agreed that it will not pay dividends on its Common Stock, among other things.

     In addition, the Company issued its Common Stock Purchase Warrant (the “Warrant”) to the Purchaser, entitling the Purchaser to purchase up to one million shares of common stock, subject to adjustment. The Warrant entitles the Purchaser to purchase the stock through the earlier of (i) October 13, 2009 or (ii) the date on which the average closing price for any consecutive ten trading dates shall equal or exceed 15 times the Exercise Price. The Exercise Price shall equal $1.00 per share as to the first 250,000 shares, $1.08 per share for the next 250,000 shares and $1.20 per share for the remaining 500,000 shares, or 125%, 135% and 150% of the average closing price for ten trading days immediately prior to the date of the Warrant, respectively. The Company agreed, pursuant to a Registration Rights Agreement, to file, within 30 days, a registration statement under the Securities Act of 1933, as amended, to register the shares issuable upon conversion of the Note as well as those issuable pursuant to the Warrant.

     In connection with the transaction, the Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving a public offering insofar as the Purchaser is an accredited, sophisticated investor purchasing the securities for its own account and not with a view towards or for resale in connection with their distribution.

     The foregoing is a summary description of the major financial terms of the referenced documents and by its nature is incomplete. It is qualified in the entirety by the text of the Agreement, Note, Stock Pledge Agreement, the Master Security Agreement and the Warrant, copies of which are filed as exhibits to this Current Report on Form 8-K. All readers of this Current Report are encouraged to read the entire text of the agreements attached hereto.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.53	Securities Purchase Agreement dated as of October 14, 2004

10.54	Secured Convertible Term Note dated October 14, 2004

10.55	Master Security Agreement dated October 14, 2004 by the Company, Acceris Communications Technologies, Inc. and Acceris Communications Corp.

10.56	Registration Rights Agreement dated as of October 14, 2004

10.57	Common Stock Purchase Warrant issued October 14, 2004

10.58	Stock Pledge Agreement dated as of October 14, 2004

10.59	Guaranty dated as of October 14, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Acceris Communications, Inc.

Date: October 20, 2004	By:	/s/ Gary M. Clifford

Name: Gary M. Clifford
Title: Chief Financial Officer and Vice President of Finance

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